This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The offer is made solely by the Offer to Purchase dated October 11, 2000 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                      Notice of Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                               Hello Direct, Inc.

                                       at

                              $16.40 Net per Share

                                       by

                           GN Acquisition Corporation

                     an indirect wholly owned subsidiary of


                              GN Great Nordic Ltd.



GN Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of GN Great Nordic Ltd., a Danish corporation ("Great Nordic"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Hello Direct, Inc., a Delaware corporation (the "Company"), at $16.40 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 11, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY GREAT NORDIC AND PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT DESCRIBED BELOW IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (II) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND (III) RESOLVED TO RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 4, 2000 (the "Merger Agreement") among the Company, Great Nordic and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, and in accordance with the applicable provisions of the Delaware General Corporation Law, Purchaser will be merged into the Company (the "Merger"). Thereupon, each outstanding Share (other than Dissenting Shares (as defined in the Offer to Purchase), Shares held by the Company as treasury stock and Shares owned by Great Nordic, Purchaser or any other wholly owned subsidiary of Great Nordic) will be converted into and represent the right to receive $16.40 in cash or any higher price that may be paid per Share in the Offer, without interest.

Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Great Nordic's and Purchaser's entering into the Merger Agreement, the Company entered into a Stock Option Agreement dated as of October 4, 2000 (the "Stock Option Agreement") with Great Nordic and Purchaser. Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser, Great Nordic and their subsidiaries immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer price, subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, that the Top-Up Stock Option shall not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance.

The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 7, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Purchaser reserves the right, at any time or from time to time and subject to the provisions of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase). Any such extension will be followed as promptly as practicable by public announcement thereof.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 9, 2000, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

The receipt by a stockholder of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under applicable state, local or foreign tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of U.S. state and local tax laws or foreign tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON

                                  SHAREHOLDER

                               COMMUNICATIONS INC.

                         17 State Street, 10/th/ Floor

                               New York, NY 10004

                 Banks and Brokers Call Collect: (212) 440-9800

                   All Others Call Toll-Free: (800) 223-2064



October 11, 2000